Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-66054, No. 333-136407, No. 333-164847, and No. 333-201954 on Form S-8 of our reports dated May 26, 2016, relating to the consolidated financial statements and financial statement schedule of Tidewater Inc. and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainties) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Tidewater Inc. for the year ended March 31, 2016.

/s/ DELOITTE & TOUCHE LLP

New Orleans, Louisiana
May 26, 2016